STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The Name of the limited liability company is:

   MYTHIC COLLECTION, LLC

2. The Registered Office of the limited liability company in the State of Delaware is located at 160 Greentree Drive, Suite 101 (street), in the City of Dover, Zip Code 19904. The name of the Registered Agent as such address upon whom process against this limited liability company many be served is National Registered Agents Inc.

3. Series LLC. Notice is hereby given that, pursuant to Section 18-215(b) of the Delaware LLC Act, the Company has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Company shall be enforceable against the assets of such series only and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

By ______________________________
Authorized Person

Name Clemen Cunningham
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